Exhibit 99.1

ClearSign Technologies Announces Full Exercise of Participation Right Granted to clirSPV LLC and Board Transition

TULSA, Okla., June 20, 2024 -- ClearSign Technologies Corporation (Nasdaq: CLIR) (“ClearSign” or the “Company”), an emerging leader in industrial combustion and sensing technologies that improve energy, operational efficiency and safety while dramatically reducing emissions, announces that clirSPV LLC (“clirSPV”) exercised its participation right (as modified from time to time, the “Participation Right”) that was granted to clirSPV pursuant to the terms of that certain Stock Purchase Agreement, dated July 12, 2018 (the “Purchase Agreement”), which will result in gross proceeds of approximately $4.3 million. The Participation Right is being exercised in connection with the Company’s recently consummated underwritten public offering and concurrent private placement. ClearSign intends to use the proceeds for working capital, research and development, marketing and sales, and general corporate purposes. Additionally, Robert T. Hoffman, Sr. has resigned from the Company’s Board of Directors (the “Board”), effective as of June 16, 2024, and, following his resignation, clirSPV nominated a successor designee that is currently engaged in the Company’s formal vetting process.

“On behalf of ClearSign and the Board, I want to thank Rob for his years of service and for the continued financial support of clirSPV,” said Jim Deller, Ph.D., Chief Executive Officer of ClearSign. “Rob has been instrumental in fostering this company from research and development technology company to a viable commercial entity.”

“This $4.3 million investment brings clirSPV’s capital infusion up to a total of $19.1 million.  There has been a great transformation of ClearSign since clirSPV's initial investment in 2018 and we believe the Company is now in a much better commercial position.  Given the now in-field demonstrated efficacy of the products, combined with the recent BACT designation, we believe that the sales ‘funnel’ will turn into significant unit orders.  We are encouraged by the partnerships and ongoing progress the company is making and the investor members in clirSPV believe that there is significant upside for this substantial incremental investment,” said Robert T. Hoffman, Sr., former Board member of ClearSign and Managing Member of GPclirSPV LLC, which is the Managing Member of clirSPV LLC.

clirSPV LLC Participation Right

The Participation Right was granted to clirSPV pursuant to the Purchase Agreement, which allows clirSPV to purchase unregistered shares of the Company's common stock in a number that will allow it to maintain or reobtain a 19.99% percentage ownership of the outstanding common stock following certain future equity offerings on terms and conditions no different from those offered to other purchasers.

The exercise of the Participation Right and transactions contemplated thereby are expected to close on or about June 24, 2024, subject to customary closing conditions.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Additional details regarding the Board transition and exercise of the Participation Right can be found in the Company’s Current Report on Form 8-K to be filed with the U.S. Securities and Exchange Commission (the “SEC”).

About ClearSign Technologies Corporation

ClearSign Technologies Corporation designs and develops products and technologies for the purpose of improving key performance characteristics of industrial and commercial systems, including operational performance, energy efficiency, emission reduction, safety and overall cost-effectiveness. Our patented technologies, embedded in established OEM products as ClearSign Core™ and ClearSign Eye™ and other sensing configurations, enhance the performance of combustion systems and fuel safety systems in a broad range of markets, including the energy (upstream oil production and down-stream refining), commercial/industrial boiler, chemical, petrochemical, transport and power industries. For more information, please visit www.clearsign.com.

Cautionary note on forward-looking statements

All statements in this press release that are not based on historical fact are “forward-looking statements.” You can find many (but not all) of these statements by looking for words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “would,” “should,” “could,” “may,” “will” or other similar expressions. While management has based any forward-looking statements included in this press release on its current expectations on the Company’s strategy, plans, intentions, performance, or future occurrences or results, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not limited to: the Company’s ability to satisfy the closing conditions related to the exercise of the Participation Right and the overall timing and completion of such exercise and related closing conditions; the Company’s ability to successfully deliver, install, and meet the performance obligations of the Company’s burners in the California and Texas market, and any other markets the Company may sell products in; the Company’s ability to further expand the sale of ultra-low NOx process and boiler burners; the Company’s ability to successfully perform engineering orders; the Company’s ability to successfully develop the 100% hydrogen burner with the Phase 2 grant funding; general business and economic conditions; the performance of management and the Company’s employees; the Company’s ability to obtain financing, when needed; the Company’s ability to compete with competitors; whether the Company’s technology will be accepted and adopted and other factors identified in the Company’s Annual Report on Form 10-K filed with the SEC and available at www.sec.gov and other factors that are detailed in the Company’s periodic and current reports available for review at www.sec.gov. Furthermore, the Company operates in a competitive environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. The Company disclaims any intention to, and, except as may be required by law, undertakes no obligation to, update or revise forward-looking statements to reflect events or circumstances that subsequently occur or of which the Company hereafter become aware.

For further information:

Investor Relations:

Matthew Selinger

Firm IR Group for ClearSign

+1 415-572-8152

mselinger@firmirgroup.com